INVESTMENT ADVISORY FEE REDUCTION AGREEMENT

This Investment Advisory Fee Reduction Agreement (the “Fee Reduction Agreement”) dated as of May 1, 2022 is by and between Wanger Advisors Trust (the “Trust”), on behalf of its series Wanger Acorn (formerly, Wanger USA) and Wanger Select (each a “Fund”), and Columbia Wanger Asset Management, LLC, the Fund’s investment adviser (“CWAM”).

WHEREAS, the Trust and CWAM have entered into an Investment Advisory Agreement dated May 27, 2010 (the “Advisory Agreement”) that sets forth the respective rights and obligations of the Trust and CWAM in connection with CWAM’s provision of investment advisory services to each Fund;

WHEREAS, in payment for the investment advisory services rendered by CWAM pursuant to Schedule B of the Advisory Agreement, the Trust, on behalf of Wanger Acorn, pays CWAM fees accrued daily and paid monthly at the annual rate of (i) 0.940% on the Fund’s net assets up to $100 million, (ii) 0.890% on the Fund’s net assets from $100 million to $250 million, (iii) 0.840% on the Fund’s net assets from $250 million to $2 billion and (iv) 0.800% of the Fund’s net asset over $2 billion;

WHEREAS, in payment for the investment advisory services rendered by CWAM pursuant to Schedule B of the Advisory Agreement, the Trust, on behalf of Wanger Select, pays CWAM fees accrued daily and paid monthly at the annual rate of (i) 0.800% on the Fund’s net assets up to $500 million and (ii) 0.780% on the Fund’s net assets over $500 million; and

WHEREAS, the Trust and CWAM desire to permanently reduce the advisory fees paid by each Fund as set forth herein; and

WHEREAS, CWAM represents that the quality and quantity of its services provided under the Advisory Agreement will not be affected by this Fee Reduction Agreement and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW THEREFORE, the Trust and CWAM hereby agree that the advisory fee for each of Wanger Acorn and Wanger Select shall be reduced such that under the Advisory Agreement the Trust, on behalf of each Fund, pays CWAM fees accrued daily and paid monthly as follows:

•	0.740% of the Fund’s net assets up to $700 million

•	0.690% of the Fund’s net assets from $700 million to $2 billion

•	0.640% of the Fund’s net assets from $2 billion to $6 billion

•	0.630% on the Fund’s net assets over $6 billion

This undertaking shall be binding upon any successors and assignees of CWAM, and may only be modified or amended with approval from the Trust and CWAM, except that any future increases in the contractual fee rates under this Fee Reduction Agreement must be approved by Board of Trustees of the Trust and the shareholders of a Fund as and to the extent required by the Investment Company Act of 1940. A copy of the Trust’s Agreement and Declaration of Trust, as amended, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by its officers as officers and not individually. All obligations of the Trust hereunder shall be binding only upon the assets of each Fund and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust, nor the execution of this Fee Reduction Agreement on behalf of the Trust, shall impose any liability upon any trustee, officer or shareholder of the Trust.

This Fee Reduction Agreement shall be attached to and made a part of the Advisory Agreement. The Advisory Agreement shall continue in full force and effect as modified hereby.

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IN WITNESS THEREOF, the parties hereto have executed this Fee Reduction Agreement as of the day and year first written above.

WANGER ADVISORS TRUST,
on behalf of its series Wanger Acorn (formerly, Wanger USA)

and Wanger Select

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Co-President

COLUMBIA WANGER ASSET MANAGEMENT, LLC

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer

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